                                                                       Exhibit 5

                                October 27, 1997


GFSI Holdings, Inc.
9700 Commerce Parkway
Lenexa, Kansas 66219

     Re:  $50 million initial Accreted Value 11 3/8% Series B Senior
          ----------------------------------------------------------
          Discount Notes due 2009
          -----------------------

Ladies and Gentlemen:

     We have acted as counsel to GFSI Holdings, Inc., a Delaware corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act") of an exchange offer (the "Exchange Offer") relating to $50 million initial Accreted Value of Series A 11 3/8% Senior Discount Notes due 2009 (the "Series A Notes"). The Series A Notes were issued under an indenture (the "Indenture") between the Company and State Street Bank and Trust Company, as trustee. We have also participated in the preparation and filing with the Securities and Exchange Commission under the Act of a registration statement on Form S-4 (the "Registration Statement") relating to $50 million initial Accreted Value of Series B 11 3/8% Senior Discount Notes due 2009 (the "Series B Notes"), with respect to the proposed Exchange Offer for the Series A Notes. In this connection, we have examined such corporate and other records, instruments, certificates and documents as we considered necessary to enable us to express this opinion.

     Based on the foregoing, it is our opinion that, upon completion of the Exchange Offer, the Series B Notes will have been duly authorized for issuance and, when the Series B Notes are duly executed, authenticated, issued and delivered, such notes will constitute valid and legally binding obligations of the Company entitled to the benefits of the Indenture, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general applicability relating to or affecting creditor's rights and to general equity principles (whether considered in a proceeding at law or in equity).

GFSI Holdings, Inc.
October 27, 1997
Page 2

     We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters." We further confirm our opinion as to certain matters set forth in the section "Certain Federal Income Tax Considerations" and consent to the reference to us under such section.

                                      Very truly yours,


                                      /s/ Mayer Brown & Platt
                                      -------------------------------
                                      MAYER, BROWN & PLATT